As filed with the U.S. Securities and Exchange Commission on September 19, 2000





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              Hart Industries, Inc.
             (Exact name of Registrant as specified in its charter)


    Nevada                                                           33-0661675
(State or other jurisdiction of                                   (IRS Employer
incorporation or organization)                            Identification Number)


             4695 MacArthur Ct., Suite 1450, Newport Beach, CA 92660 (Address of Principal Executive Offices, including ZIP Code)


       The Hart Industries, Inc. 2000 Stock Plan and Consulting Agreements
                            (Full title of the plan)


Fred G. Luke, President, 4695 MacArthur Ct., Suite 1450, Newport Beach, CA 92660
                     (Name and address of agent for service)


                                 (949) 833-2094
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                          Proposed         Proposed        Amount of
Title of Securities      Amount of         Maximum          Maximum      Registration
 to be Registered         Shares        Offering Price     Aggregate         Fee
                      to be Registered    Per Share      Offering Price


$.01 par value
common stock (1)        2,500,000        $2.50           $6,250,000       $1,737.50

$.01 par value
common stock
underlying stock (2)    1,166,000         $.01              $11,660           $3.24

$.01 par value
common stock
underlying stock
options (2)               500,000         $.50             $250,000          $69.50

$.01 par value
common stock
underlying stock
options (2)               250,000         $.10              $25,000           $6.95

Total                   4,416,000                        $6,536,660       $1,817.19

________________________________________________________________________________
(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low prices of the common stock on the OTC Bulletin Board as of September 19, 2000, a date within five business days prior to the filing of this registration statement.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the exercise price of the options to purchase common stock.

                                   PROSPECTUS

                              HART INDUSTRIES, INC.

                        4,416,000 Shares of Common Stock


     This Prospectus relates to the offer and sale by Hart Industries, Incorporated, a Nevada corporation ("Hart"), of shares of its $.01 par value per share common stock (the "Common Stock") to certain employees, consultants, officers and directors (collectively the "Consultants") pursuant to The Hart Industries, Inc. 2000 Stock Plan (the "Stock Plan") and certain consulting agreements entered into between Hart and the Consultants (the "Consulting Agreements"). Hart is registering hereunder and then issuing, as a bonus and/or option, to the Consultants 2,500,000 shares of the Common Stock under the Stock Plan in consideration for services rendered. Hart is registering hereunder 1,916,000 shares of Common Stock underlying stock options previously issued to certain Consultants in consideration for services to be performed under the respective Consulting Agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Hart within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. 2,384,000 shares issuable to the Consultants, pursuant to the 2000 Stock Plan and the Consulting Agreements, are being registered for affiliates of Hart. An affiliate is summarily, any director, executive officer or controlling shareholder of Hart. The "affiliates" of Hart may become subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would limit their discretion in transferring the shares acquired in Hart. If the Consultant who is not now an "affiliate" becomes an "affiliate" of Hart in the future, he would then be subject to Section 16(b) of the Exchange Act.

     On September 13, 2000, Hart's common stock began trading on the OTC Bulletin Board under the symbol "HRTI." Previously, Hart's common stock was traded on NASDAQ until it was delisted on June 7, 1993. Hart's stock was also delisted from the National Association of Securities Dealers Small Cap Market in June 1993.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus is September 19, 2000

     This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by Hart with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: 4695 MacArthur Ct., Suite 1450, Newport Beach, California 92660.

     Hart is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Hart under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Copies may be obtained at the prescribed rates.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Hart. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has not been a change in the affairs of Hart since the date hereof.

                                TABLE OF CONTENTS



INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS                     6


Item 1.   Plan Information                                               6


DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION           8


Item 2.   Registrant Information and Employee Plan Annual Information    8


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                       9


Item 3.   Incorporation of Documents by Reference                        9


Item 4.   Description of Securities                                      9


Item 5.   Interests of Named Experts and Counsel                         9


Item 6.   Indemnification of Directors and Officers                      9


Item 7.   Exemption from Registration Claimed                           10


Item 8.   Exhibits                                                      11


Item 9.   Undertakings                                                  11


SIGNATURES                                                              13


EXHIBIT INDEX                                                           14

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

GENERAL INFORMATION

     Hart Industries Inc. Hart Industries, Inc. ("Hart") has its principal executive offices at 4695 MacArthur Ct., Suite 1450, Newport Beach, California. Its telephone number is (949) 833-2094.

Purposes
     The Common Stock is to be issued by Hart pursuant to The Hart
Industries 2000 Stock Plan ("Stock Plan") approved by the Board of Directors of Hart (the "Board of Directors"). The Stock Plan is intended to provide a method whereby Hart may provide an increased incentive for individuals to render services to Hart in the future and to exert maximum effort for the success of Hart's business, thereby advancing the interests of Hart, and all of its shareholders. The Stock Plan is effective from August 31, 2000 and continues to August 31, 2003. A copy of the Stock Plan has been filed as an exhibit to this Registration Statement.

     The Common Stock is to be issued by Hart to certain Consultants will be issued pursuant to certain Consulting Agreements entered into between these Consultants and Hart, which Agreements have been approved by the Board of Directors. These agreements include an Option Agreement with Fred G. Luke dated August 1, 1995, whereas Mr. Luke is granted the right to purchase 1,000,000 shares of common stock for a purchase price of $.01 per share, an Option Agreement with NuVen Advisors, Inc. ("NuVen") dated January 28, 1998, whereas NuVen is granted the right to purchase 250,000 shares of common stock for a purchase price of $.10 per share, an Option Agreement with Jon L. Lawver dated January 1, 1998, whereas Mr. Lawver is granted the right to purchase 166,000 shares of common stock at a purchase price of $.01 per share and a Option Agreement with NuVen Advisors L.P. ( "NuVen L.P.") dated October 1, 1999, whereas NuVen L.P. is granted the right to purchase 500,000 shares of common stock at a purchase price of $.50 per share (collectively, the "Consulting Agreements").

     The Consulting Agreements are intended to provide a method whereby Hart may be stimulated by the personal involvement of the Consultants in Hart's future prosperity, thereby advancing the interests of Hart and all of its shareholders. Copies of the Consulting Agreements have been filed as exhibits to this registration statement. On November 1, 1999, NuVen Advisors, Inc. assigned all of its rights under its Option Agreement dated January 1, 1998 to NuVen Advisors, L.P. A copy of this assignment has been filed as an exhibit to this registration statement.

Common Stock
     The Board of Directors has authorized the issuance of up to 4,416,000 shares of the Common Stock underlying the Stock Plan and the stock options issued pursuant to the Consulting Agreements upon effectiveness of this Registration Statement.

The Consultants
     Pursuant to the Stock Plan, Hart's Board of Directors or Committee shall grant the right to receive Common Stock to the Consultants for services rendered to, or to be rendered to, or on behalf of, Hart such that the fair market value of the Shares approximates the fair market value of services as determined at the discretion of the Board of Directors. Pursuant to the Consulting Agreements, the Consultants have agreed to provide their expertise and advice to Hart for the purposes set forth in their Agreements with Hart.

No Restrictions on Transfer
     The Consultants will become the record and beneficial owners of the share of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant
     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to Hart
     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by Hart for federal income tax purposes in the taxable year of Hart during which the recipient recognizes income.

Restrictions on Resales
     In the event that an affiliate of Hart acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Hart. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Hart has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     Hart hereby incorporates by reference its reports including (i) its annual report on Form 10-KSB for the year ended December 31, 1999 filed pursuant to
Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (or 10-QSB) filed under the Securities or Exchange Act subsequent to any filed Form 10K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and Form 8-K filings, if any, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by Hart pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.



Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 4695 MacArthur Ct., Suite 1450, Newport Beach, California 92660,
(949) 833-2094.

Legal Opinion and Experts
     Richard O. Weed, independent legal counsel to Hart, has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an "affiliate" of Hart and currently does not own shares of Hart common stock.

     The financial statements of Hart incorporated by reference in Hart's Annual Report (Form 10- KSB), for the year ended December 31, 1999 have been audited by McKennon, Wilson & Morgan LLP, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Hart, Hart has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     Registrant hereby states that (i) all documents set forth in (a) through
(c), below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a)  Registrant's latest Annual Report, whether filed pursuant to
               Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant t Rule 424(b) under the Securities Act.


Item 4.  Description of Securities

     No description of the class of securities (i.e. the $.01 par value Common Stock) is required under this item because the Common Stock is registered under
Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel

     Richard O. Weed, independent counsel to Hart, has rendered an opinion on the validity of the securities being registered. Mr. Weed currently does not own any shares of Hart common stock.


Item 6.           Indemnification of Directors and Officers

     Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.

     In addition, Section 78.037 of the Nevada Revised Statutes and Hart's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

     The effect of these provisions may be to eliminate the rights of Hart and its stockholders (through stockholders' derivative suit on behalf of Hart) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (b) of the preceding paragraph.


Item 7.  Exemption from Registration Claimed

                  Not applicable.

Item 8.   Exhibits

          (a) The following exhibits are filed as part of thi registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

          Exhibit No.  Title

          5.1          Opinion of Counsel re: Legality

          10.1         The Hart Industries, Inc. 2000 Stock Plan

          10.2         Option Agreement with Fred G. Luke dated August 1, 2000

          10.3         Option Agreement with NuVen Advisors Inc. dated January
                       1, 1998

          10.4 Assignment and Acknowledgment of Option Agreement with NuVen Advisors, Inc. dated January 1, 1998 to NuVen Advisors L.P.


          10.5         Option Agreement with Jon L. Lawver dated January 1, 1998

          10.6         Option Agreement with NuVen Advisors L.P. dated October
                       1, 1999

          23.1 Consent of Richard O. Weed, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

          23.2         Consent of McKennon, Wilson & Morgan LLP

          99.1         Section 78.7502 of Nevada Revised Statutes

Item 9.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

               (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               provided, however, paragraphs (i) and (ii) shal not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from period reports filed by the registrant small business issuer under the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registran certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Newport Beach, State of California on September 19, 2000.

                                                HART INDUSTRIES, INC.
                                                (Registrant)


                                                By: /s/ Fred G. Luke
                                                        Fred G. Luke, President


     Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


 Signatures            Title                     Date

 /s/ Fred G. Luke      President and Director    September 19, 2000
     Fred G. Luke

 /s/ Jon L. Lawver     Secretary, Chief          September 19, 2000
     Jon L. Lawver     Financial Officer and
                       Director


 /s/ Fred Graves Luke  Director                  September 19, 2000
     Fred Graves Luke

                         FORM S-8 REGISTRATION STATEMENT


                                  EXHIBIT INDEX


     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:


   Exhibit
  Number in
 Registration
  Statement        Description

5.1                Opinion of Counsel

10.1               The Hart Industries, Inc. 2000 Stock Plan

10.2               Option Agreement with Fred G. Luke dated August 1, 1995*


10.3               Option Agreement with NuVen Advisors Inc. dated January 1,
                   1998



10.4 Assignment and Acknowledgment of Option Agreement between NuVen Advisors, Inc. and NuVen Advisors L.P.

10.5               Option Agreement with Jon L. Lawver

10.6               Option Agreement with NuVen Advisors L.P. dated October 1,
                   1999

23.1               Consent of Richard O. Weed to Use of Opinion

23.2               Consent of McKennon, Wilson & Morgan, LLP

99.1               Section 78.7502 of Nevada Revised Statutes


* The foregoing exhibit is incorporated herein by reference to the company's 1994 Form 10KSB previously filed with the Securities and Exchange Commission.